Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     You should read the following discussion in conjunction with our audited consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 and related notes included in “Part II — Item 8. Financial Statements and Supplementary Data.”

Overview

     We have created an online service that is the leading consumer destination on the Internet for home and real estate-related information, products and media services, based on the number of visitors, time spent on the websites and number of property listings. We provide a wide variety of information and tools for consumers and are a leading supplier of online media and technology solutions for real estate industry professionals, advertisers and providers of home and real estate-related products and services.

     To provide consumers with timely and comprehensive real estate listings, access to real estate professionals and other home and real estate-related information and resources, we have established relationships with key industry participants. These participants include real estate market leaders such as NAR, NAHB, hundreds of MLSs, the MHI, and leading real estate franchisors, including the six largest franchises, brokers, builders and apartment owners. Under our agreement with NAR, we operate NAR’s official website, REALTOR.com®. Under our agreement with NAHB, we operate its new home listing website, HomeBuilder.com. Under our agreements with NAR, NAHB, and MHI we receive preferential promotion in their marketing activities.

Basis of Presentation

     Initial Business and Reorganization of Holding Structure. We were incorporated in 1993 under the name of InfoTouch Corporation with the objective of establishing an interactive network of real estate “kiosks” for consumers to search for homes. In 1996, we began to develop the technology to build and operate real estate related Internet sites. Effective November 26, 1996, we entered into a series of agreements with NAR and several investors and transferred technology and assets to a newly-formed company, NetSelect, LLC., or LLC, in exchange for a 46% ownership interest in LLC. The investors contributed capital to a newly-formed company, NetSelect, Inc., or NSI, which owned 54% of LLC. LLC in turn contributed the assets and technology contributed by InfoTouch as well as the NSI capital to a newly formed entity, RealSelect, Inc., or RealSelect, in exchange for common stock representing an 85% ownership interest in RealSelect. Also effective November 26, 1996, RealSelect entered into a number of formation agreements with and issued cash and common stock representing a 15% ownership interest in RealSelect to NAR in exchange for the rights to operate the REALTOR.com® web site and pursue commercial opportunities relating to the listing of real estate on the Internet. Our initial operating activities primarily consisted of recruiting personnel, developing our website content and raising our initial capital. We developed our first website, REALTOR.com®, in cooperation with NAR and actively began marketing our advertising products and services to real estate professionals in January 1997. On February 4, 1999, NSI stockholders entered into a non-substantive share exchange with and were merged into InfoTouch. In addition, LLC was merged into InfoTouch. InfoTouch changed the corporate name to Homestore.com, Inc. in August 1999. We changed our name to Homestore, Inc. in May 2002.

     Our historical consolidated financial statements reflect the results of operations of Homestore, Inc., formerly InfoTouch. For the year ended December 31, 1998, and through the reorganization on February 4, 1999, Homestore was a holding company whose sole business was managing its investment in RealSelect through LLC. Prior to February 4, 1999, the results of operations of RealSelect were consolidated by NSI. Thus, all revenues through February 4, 1999, were recorded by NSI. A comparison of our historical results of operations has not been presented because the financial position, results of operations and cash flows were insignificant for all periods presented prior to the Reorganization.

     Acquisitions. In March 2000, we acquired WyldFyre Technologies, Inc., or WyldFyre, a leading developer of technology solutions for real estate professionals to access MLS information via the Internet, for $34.0 million in stock. In May 2000, we acquired Top Producer, a provider of leads management and marketing software for real estate professionals, for $24.2 million in cash and stock. Contingent purchase price payments of approximately $7.9 million may also be paid in cash or stock, if certain defined targets are met during the years ended December 31, 2002 through December 31, 2004. The selling stockholders have earned approximately $5.0 million in contingent consideration for performance targets related to the years ended December 31, 2000 and 2001. In September 2000, we acquired The Hessel Group, a leading provider of technology-driven solutions and services to the relocation industry, for $15.0 million in cash and assumption of The Hessel Group’s options with an estimated fair value of $4.5 million. In January 2001, we acquired certain assets and licenses and assumed certain liabilities from Internet Pictures Corporation, or iPIX, for $7.1 million in cash and a note in the amount of $2.3 million. In January 2001, we acquired certain assets and assumed certain liabilities from Computers for Tracts, Inc., or CFT, for approximately $4.5 million in cash and 162,850 shares of our common stock valued at approximately $5.0 million.

     In February 2001, we acquired all the outstanding shares of HomeWrite, Inc., or HomeWrite, in exchange for 196,549 shares of our common stock valued at $5.6 million and assumed the HomeWrite stock option plan consisting of 196,200 outstanding stock options with an estimated fair value of $4.5 million. In February 2001, we acquired certain assets and assumed certain liabilities from Homebid.com, Inc. for approximately $3.5 million in cash. In February 2001, we acquired all of the outstanding shares of the Move.com Group, from Cendant Corporation, or Cendant, valued at approximately $745.7 million. In connection with the acquisition, we issued an aggregate of 21.4 million shares of our common stock in exchange for all the outstanding shares of capital stock of the Move.com Group, and assumed approximately 3.2 million outstanding stock options. Cendant is restricted in its ability to sell the Homestore shares it received in the acquisition and has agreed to vote such shares on all corporate matters in proportion to the voting decisions of all other stockholders. In addition, Cendant has agreed to a ten-year standstill agreement that, under most conditions, prohibits Cendant from acquiring additional shares of our common stock. In connection with our acquisition of Move.com, Inc. and Welcome Wagon International, Inc., collectively referred to as the Move.com Group, Cendant has alleged that we may have breached certain representations and warranties made in the acquisition agreement as a result of the restatement of our 2000 financial statements. See “Item 3. Legal Proceedings — Other Litigation” for additional information.

     In May 2001, we acquired certain assets and assumed certain liabilities from Homestyles Publishing and Marketing, Inc. for $14.5 million in cash.

     In August 2001, we acquired all the outstanding shares of iPlace, Inc., or iPlace, for approximately $73.0 million in cash and 3.5 million shares of our common stock valued at $80.3 million. In connection with the transaction, we assumed the iPlace stock option plan consisting of approximately 1.1 million outstanding stock options with an estimated fair value of $16.3 million. The acquisitions described above have been accounted for under the purchase method in accordance with generally accepted accounting principles. The primary subsidiary of iPlace was sold in 2002. See Dispositions section below.

     Transaction with Cendant and Real Estate Technology Trust. In connection with and contingent upon the closing of the acquisition of the Move.com Group, we entered into a series of commercial agreements for the sale of various technology and subscription-based products to Real Estate Technology Trust (“RETT”), an independent trust established in 1996 to provide technology services and products to Cendant’s real estate franchisees that is considered a related party by us. Under the commercial agreements, RETT committed to purchase $75.0 million in products and services to be delivered to agents, brokers and other Cendant real estate franchisees over the next three years. Subsequent to the closing of the acquisition of the Move.com Group, we entered into additional commercial agreements with Cendant and RETT. The total contractual value of all commercial agreements entered into during 2001 is approximately $95.5 million, resulting in $82.5 million in future revenue. Revenue of $31.2 million and $38.3 million related to these transactions was recognized in 2002 and 2001, respectively. This revenue was reported separately as revenue from related parties in these financial statements. There were no revenues from Cendant or RETT in 2000. It is not practical to separately determine the costs of such revenues. During the years ended December 31, 2002 and 2001, we had received approximately $12.0 million and $83.3 million of cash, respectively, and had recorded at December 31, 2002 and 2001 deferred revenue of approximately $13.5 million and $37.0 million, respectively, related to these agreements. This deferred revenue will be recognized over the next two years.

     The business purpose of these commercial agreements was to extend our product and service offerings to a significant concentration of real estate professionals and to establish access to an effective and efficient distribution channel for current and future product and service offerings. The pricing under these commercial arrangements was negotiated at arm’s length and on a discrete basis for each of the various products and services. Products and services to be provided under these arrangements include personalized multi-page websites for real estate agents, subscription-based products and services targeted at individual real estate brokerage offices, virtual tour technology software, customized real estate professional productivity software, as well as other products and services such as marketing and training. Sales of the subscription-based products are for specified periods of time ranging between one and two years. At the end of the contractual term for each of the subscription-based products, we may have to negotiate renewal terms with the individual real estate professionals.

Dispositions

     On March 19, 2002, we entered into an agreement to sell our ConsumerInfo division, a former subsidiary of iPlace, to Experian Holdings, Inc., or Experian, for $130.0 million in cash. The transaction closed on April 2, 2002. The sale generated net proceeds of approximately $117.1 million after transaction fees and monies placed in escrow. On March 26, 2002, MemberWorks Incorporated, or

MemberWorks, one of the former owners of iPlace, obtained a court order requiring us to set aside $58.0 million of the proceeds against a potential claim MemberWorks had against us.

     On August 9, 2002, we reached a settlement in the MemberWorks litigation, in which MemberWorks and certain other former iPlace shareholders received $23.0 million, with the remaining $35.0 million plus accrued interest being transferred to us resulting in net proceeds to us of $94.1 million. In addition, the litigation was dismissed and MemberWorks released all claims against us relating to the sale of iPlace. We have included the cost of the settlement in our results of operations for the year ended December 31, 2002.

     Pursuant to Statement of Financial Accounting Standards, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” our consolidated financial statements reflect the disposition of our ConsumerInfo division, as discontinued operations. Accordingly, the revenue, costs and expenses, and cash flows of the ConsumerInfo division through December 31, 2002, have been excluded from the respective captions in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows and have been reported as “Income (loss) from discontinued operations,” and as “Net cash provided by (used in) discontinued operations.” The $11.8 million gain associated with the disposition of the ConsumerInfo division is recorded as “Gain on disposition of discontinued operations,” in the Consolidated Statement of Operations. As part of the sale, $10.0 million of the purchase price was put in escrow to secure our indemnification obligations. As of December 31, 2002, cash in escrow was $9.3 million. To the extent the escrow is released to us, we will recognize additional gain on disposition of discontinued operations. The escrow is scheduled to terminate in the third quarter of 2003. A portion of the escrow can be released prior to the scheduled termination date if both parties to the agreement agree to a release of funds. Total revenue and income from discontinued operations was $19.5 million and $846,000, respectively, for the year ended December 31, 2002. Total revenue and loss from discontinued operations was $21.3 million and $4.8 million, respectively, for the year ended December 31, 2001.

     The calculation of the gain on the sale of the ConsumerInfo division is as follows (in thousands):

Gross proceeds from sale	$130,000
Less:
Cash subject to escrow	10,000
Net assets of the ConsumerInfo division	106,321
Transaction costs	2,918
Cash and Homestore stock received from purchase of iPlace	(1,029)

Gain recognized on the sale	$11,790

     The cash and stock received from the purchase of iPlace relates to the settlement of the original escrow related to our purchase of iPlace.

Critical Accounting Policies

     Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, uncollectible receivables, investment values, intangible and other long-lived assets and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements: revenue recognition; valuation allowances, specifically the allowance for doubtful accounts; accounting for investments; valuation of goodwill, identified intangibles and other long-lived assets; accounting for business combinations; and legal contingencies.

Revenue Recognition

     We derive our revenue primarily from three sources: (i) subscription revenue, which includes monthly and annual fees from licensed real estate professionals to promote their product offerings on our websites or to utilize our proprietary software; (ii) software revenue, which includes software licenses, software development, hardware services and support revenue which includes software maintenance, training, consulting and website hosting revenue and; (iii) advertising revenue for running on-line advertising and sponsorships on our websites or offline advertising placed in our publications. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period.

     We generate recurring revenue from several sources, including the sale of subscriptions to be included on our websites, from maintenance and support on our software products and from our hosted solutions. Recurring revenue is typically based on one-year renewable contracts and is recognized ratably over the contract period. Cash received in advance is recorded as deferred revenue. Recurring revenue from hosted solutions is billed monthly over a contract term of typically one year.

     We generally license our software products in three ways: (i) on a one-year term basis; (ii) on a perpetual basis; and (iii) on a monthly subscription. Our hosting arrangements require customers to pay a fixed fee and receive service over a period of time, generally one year. We recognize revenue from the sale of software licenses when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. Delivery generally occurs when product is delivered to a common carrier.

     We apply the provisions of Statement of Position, or SOP, 97-2, “Software Revenue Recognition,” as amended by Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” to all transactions involving the sale of software. Software license revenue is recognized upon all of the following criteria being satisfied: (i) the execution of a license agreement; (ii) product delivery; (iii) fees are fixed or determinable; (iv) collectibility is reasonably assured; and (v) all other significant obligations have been fulfilled. For software license agreements in which customer acceptance is a condition of earning the license fees, revenue is not recognized until acceptance occurs. For arrangements containing multiple elements, such as software license fees, consulting services and maintenance, and where vendor-specific objective evidence, or VSOE, of fair value exists for all undelivered elements, we account for the delivered elements in accordance with the “residual method” prescribed by SOP 98-9. For arrangements in which VSOE does not exist for each element, including specified upgrades, revenue is deferred and not recognized until delivery of the element without VSOE has occurred. We also generate non-recurring revenue from consulting fees for implementation, installation, data conversion, and training related to the use of our proprietary and third-party licensed products. We recognize revenue for these services as they are performed, as they are principally contracted for on a time and material basis. Our arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, acceptance occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period. Certain software products are sold in annual subscriptions, and accordingly, revenue is deferred and recognized ratably over the term of the contract.

     We recognize revenue for maintenance services ratably over the contract term. Our training and consulting services are billed based on hourly rates and we generally recognize revenue as these services are performed. Payments for support and services are generally made in advance and are non-refundable. However, at the time of entering into a transaction, we assess whether or not any services included within the arrangement will require us to perform significant work either to alter the underlying software or to build additional complex interfaces so that the software performs as the customer requests. If these services are included as part of an arrangement, and management is able to accurately estimate the progression to completion, we recognize the entire fee using the percentage of completion method. We estimate the percentage of completion based on the total costs incurred to date as a percentage of estimated total costs to complete and we monitor our progress against plan to insure our estimates are materially accurate. We recognize estimated losses in the periods in which such losses are reasonably expected. For projects in which we are unable to estimate our progression to completion, such revenue is recognized in the period in which the project is completed.

     We also sell online and print advertising. Online advertising revenue includes three revenue streams: (i) impression based, (ii) fixed fee subscriptions and (iii) affiliate revenue share agreements. The impressions based agreements range from spot purchases to 12 month contracts. The impression based revenue is recognized based upon actual impressions delivered and viewed by a user in a period. The fixed fee subscription revenue is recognized ratably over the period in which the services are provided. The affiliate revenue is recognized in the period in which the affiliate partner provides the services. We measure performance related to advertising obligations on a monthly basis prior to the recording of revenue. Print advertising revenue is recognized when the publications in which the advertising is displayed are shipped.

     We record and measure the fair value of equity received in exchange for advertising services in accordance with the provisions of EITF 00-8, “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services.” We recognize revenue from advertising barter transactions in accordance with EITF 99-17, “Accounting for Advertising Barter Transactions.” Revenue, from these transactions, is recognized during the period in which the impressions are delivered. The services provided are valued based on similar cash transactions, which have occurred within six months prior to the date of the barter transactions. We did not enter into any advertising barter transactions during 2002. There was no revenue from these types of transactions during the year ended December 31, 2002. During the years ended December 31, 2001 and 2000, revenue from equity-for-services and advertising barter transactions was less than 5% of revenue.

     We assess collection based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

Allowance for Doubtful Accounts

     Our estimate for the allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount to be reserved. First, we evaluate specific accounts where we have information that the customer may have an inability to meet its financial obligations. In these cases, we use our judgment, based on the best available facts and circumstances, and record a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. Second, a general reserve is established for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change (i.e. higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligation to us), our estimates of the recoverability of amounts due to us could be reduced by a material amount.

Accounting for Investments

     In the past, we have invested in equity instruments of privately-held companies for business and strategic purposes. These investments were included in other long-term assets and were accounted for under the cost method when ownership is less than 20% and we do not have the ability to exercise significant influence over operations and the equity method when ownership is greater than 20% or we have the ability to exercise significant influence.

     We periodically reviewed our investments for instances where fair value is less than cost and the decline in value is determined to be other than temporary. Such evaluation is dependent on the specific facts and circumstances. Factors that we consider in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis; the financial condition of the investee; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

     If the decline in value was judged to be other than temporary, the basis of the security is written down to fair value and the resulting loss was charged to operations. In evaluating the fair value of our equity investments our policy includes, but is not limited to, reviewing each of the entities cash positions, recent financing valuations, operational performance, revenue and earnings forecasts, liquidity forecasts and financing needs and general economic factors, as well as management and ownership trends. Our evaluation of the fair value of our investment in these entities is inherently subjective and may contribute to significant volatility in our reported results of operations based upon the timing and nature of write-downs recorded. In 2001, we wrote down all of our remaining cost and equity investments. We have no intention of making similar investments of a material amount in the future.

Valuation of Goodwill, Identified Intangibles and Other Long-lived Assets

     We test goodwill and intangible assets for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and test property, plant and equipment for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We assess the impairment of goodwill, identifiable intangible assets and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	a significant decline in actual and projected advertising and software license revenue;

•	a significant decline in the market value of our common stock;

•	a significant decline in performance of certain acquired companies relative to their original projection;

•	a significant difference between our net book value and our market value;

•	a significant decline in our operating results relative to our operating forecasts;

•	a loss of key customer relationships coupled with the renegotiation of existing arrangements;

•	a significant change in the manner of our use of the acquired assets or the strategy for our overall business;

•	a significant decrease in the market value of an asset;

•	a shift in technology demands and development; and

•	a significant turnover in key management or other personnel.

     When we determine that the carrying value of goodwill, other intangible assets and other long lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. In the fourth quarter of 2001 and 2002, we recognized an impairment of our long-lived assets.

     We adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 2002. Under SFAS No. 142, goodwill is no longer amortized, but is tested for impairment at a reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value amount. Events or circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, significant declines in our stock price for a sustained period or significant underperformance relative to expected historical or projected future operating results.

     In testing for a potential impairment of goodwill, we first compare the estimated fair value of the Company with book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the Company is less than book value, then we are required to compare the carrying amount of the goodwill with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as our subscriber base, software and technology and patents and trademarks. If the carrying amount of our goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess.

Accounting for Business Combinations

     We have acquired a number of companies over the past four years and all have been accounted for as purchase transactions. Under the purchase method of accounting, the cost, including transaction costs, are allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

     The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. For example, different classes of assets will have useful lives that differ (i.e., the useful life of acquired technologies may not be the same as the useful life of acquired content or customer lists). Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period.

     Determining the fair value of certain assets and liabilities acquired is judgmental in nature and often involves the use of significant estimates and assumptions. As provided by the accounting rules, we have used the one-year period following the consummation of acquisitions to finalize estimates of the fair value of assets and liabilities acquired. One of the areas that requires more judgment in determining fair values and useful lives is intangible assets. To assist in this process, we have obtained appraisals from independent valuation firms for certain intangible assets. While there were a number of different methods used in estimating the value of the intangibles acquired, there were two approaches primarily used: discounted cash flow and market multiple approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; perpetual growth rate; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to comparables. Most of the above assumptions were made based on available historical information.

     The value of our intangible and other long-lived assets, including goodwill, is exposed to future adverse changes if we experience declines in operating results or experience significant negative industry or economic trends or if future performance is below historical trends. We periodically review intangible assets and goodwill for impairment using the guidance of applicable accounting literature. We continually review the events and circumstances related to our financial performance and economic environment for factors that would provide evidence of the impairment of goodwill.

Legal Contingencies

     We are currently involved in certain legal proceedings, as discussed in “Part I — Item 3 Legal Proceedings.” Because of the uncertainties related to both the amount and range of loss on the remaining pending litigation, we are unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operations and financial position.

Results of Operations

     We have only a limited operating history and our business model has been modified over the past two years. Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet. To address these risks, we must, among other things, be able to continue to respond to highly competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our marketing plans, continue to upgrade our technologies, develop new distribution channels, and improve our operational and financial systems. Although our revenue grew significantly in recent periods, we have been unable to sustain this growth and have had to reduce our expense structure. Therefore, you should not consider our historical growth indicative of future revenue levels or operating results. We may never achieve net income, and, if we do, we may not be able to sustain it. A more complete description of other risks relating to our business is set forth in “Part I — Item 1. Business — Risk Factors.”

	Year Ended December 31,

	2002	2001	2000

		(In thousands)
Consolidated Statement of Operations Data:
Revenue(2)	$233,455	$265,436	$181,322
Related party revenue	31,158	38,346	—

Total revenue	264,613	303,782	181,322
Cost of revenue(2)	78,304	113,490	61,222

Gross profit	186,309	190,292	120,100
Operating expenses:
Sales and marketing(2)	164,629	242,174	160,122
Product and website development(2)	30,279	35,722	15,554
General and administrative(2)	84,813	174,363	59,610
Amortization of goodwill and intangible assets(1)	37,165	199,291	42,868
In-process research and development	—	—	4,048
Acquisition and restructuring charges	12,087	50,260	—
Impairment of long-lived assets	7,335	925,094	—
Litigation settlement	23,000	—	—

Total operating expenses	359,308	1,626,904	282,202

Loss from operations	(172,999)	(1,436,612)	(162,102)
Interest income, net	2,620	10,490	23,031
Other expense, net	(5,682)	(44,281)	(6,982)

Loss from continuing operations	(176,061)	(1,470,403)	(146,053)
Gain on disposition of discontinued operations	11,790	—	—
Income from discontinued operations	846	4,814	—

Net loss	$(163,425)	$(1,465,589)	$(146,053)

(1)	We adopted SFAS No. 142 in 2002 and ceased amortizing goodwill as required by that standard.

(2)	The following chart summarizes the stock-based charges that have been included in the following captions for the periods presented:

	Year Ended December 31,

	2002	2001	2000

		(In thousands)
Revenue	$1,501	$2,456	$6,233
Cost of revenue	134	383	607
Sales and marketing	63,848	71,188	45,148
Product and website development	127	361	572
General and administrative	1,297	6,237	3,095

	$66,907	$80,625	$55,655

	2002	2001	2000

As a Percentage of Revenue:
Revenue	88%	87%	100%
Related party revenue	12	13	—

Total revenue	100	100	100
Cost of revenue	30	37	34

Gross profit	70	63	66
Operating expenses:
Sales and marketing	62	80	88
Product and website development	11	12	9
General and administrative	32	57	33
Amortization of goodwill and intangible assets	14	66	24
In-process research and development	—	—	2
Acquisition and restructuring charges	5	17	—
Impairment of long-lived assets	3	305	—
Litigation settlement	9	—	—

Total operating expenses	136	537	156

Loss from operations	(66)	(474)	(90)
Interest income, net	1	3	13
Other expense, net	(2)	(15)	(4)

Loss from continuing operations	(67)	(486)	(81)
Gain on disposition of discontinued operations	4	—	—
Income from discontinued operations	—	2	—

Net Loss	(63)%	(484)%	(81)%

For the Years Ended December 31, 2002 and 2001

Revenue and Related Party Revenue

     Revenue, including non-cash stock-based charges, decreased approximately $39.2 million, or 13%, to $264.6 million for the year ended December 31, 2002 from revenue of $303.8 million for the year ended December 31, 2001. The primary reasons for the decline in revenue were a reduction in subscription renewals and advertising revenue of $32.6 million in the Media Services segment, a decrease in revenue in the Software segment of $5.8 million, and a reduction in the Print segment of $800,000. Of these amounts, related party revenues decreased $7.2 million to $31.2 million for the year ended December 31, 2002, $3.4 million in the Media Services segment and $3.8 million in the Software segment.

Cost of Revenue

     Cost of revenue, including non-cash stock-based charges, decreased approximately $35.2 million, or 31%, to $78.3 million for the year ended December 31, 2002 from $113.5 million for the year ended December 31, 2001. The decrease was primarily due to decreases in personnel related costs of $20.1 million, production and fulfillment costs of $1.6 million, hosting and imaging costs of $8.4 million, and other direct costs of $6.4 million. Personnel and other direct costs decreased as we expected primarily due to the implementation of our restructuring plans in the fourth quarter of 2001 and the first quarter of 2002. Hosting and imaging costs decreased due to a change in the method of selling and supporting virtual tours. The decrease was partially offset by an increase in royalties and fees of $1.3 million primarily due to a change in methodology in the calculation of certain royalties from a percentage of revenue to a fixed fee arrangement.

     Gross margin percentage for the year ended December 31, 2002 was 70%, 7% higher than the gross margin percentage of 63% for the year ended December 31, 2001. The increase in gross margin percentage was primarily due to the implementation of our restructuring plans.

Operating Expenses

     Sales and Marketing. Sales and marketing expenses, including non-cash stock-based charges, decreased approximately $77.6 million, or 32%, to $164.6 million for the year ended December 31, 2002 from $242.2 million for the year ended December 31, 2001. Of these amounts, stock-based charges decreased by $7.3 million for the year ended December 31, 2002 due to the expiration of previous stock-based transactions during the first part of 2002. The remaining decrease was primarily due to decreases in personnel related costs of $21.9 million, marketing costs of $38.5 million and other overhead costs of $9.9 million. Personnel and other overhead costs decreased as we expected primarily due to restructuring plans implemented in the fourth quarter of 2001 and the first quarter of 2002. Marketing costs decreased due to the elimination of all marketing expenses related to the promotion of the Homestore brand and a general reduction in marketing expenses in 2002 related to all other brands.

     Product and Website Development. Product and website development expenses, including non-cash stock-based charges, decreased approximately $5.4 million, or 15%, to $30.3 million for the year ended December 31, 2002 from $35.7 million for the year ended December 31, 2001. The decrease was primarily due to decreases in personnel related costs of $6.8 million and other overhead costs of $1.4 million offset by the termination of the marketing of a software product and the write-off of the related capitalized costs of $2.8 million. These decreases were as we expected and primarily due to restructuring plans implemented in the fourth quarter of 2001 and the first quarter of 2002 partially offset by increases in costs relating to inclusion of a full year of activity for the acquisitions of the Move.com Group, assets from iPIX and Homestore Plans and Publications businesses.

     General and Administrative. General and administrative expenses, including non-cash stock-based charges, decreased approximately $89.6 million, or 51%, to $84.8 million for the year ended December 31, 2002 from $174.4 million for the year ended December 31, 2001. Stock-based charges decreased by $4.9 million for the year ended December 31, 2002. The remaining decrease was primarily due to decreases in personnel related costs of $13.4 million, rent expense of $4.4 million, bad debt expense of $30.3 million, and other overhead costs of $36.6 million. The decreases in personnel related costs and other overhead were as we expected and due to the implementation of restructuring plans in the fourth quarter of 2001 and the first quarter of 2002. Rent expense decreased as a direct result of the closing of certain offices in conjunction with these restructuring plans. The decrease in bad debt expense related to a closer alignment between our sales force compensation and tighter credit and collection policies in 2002. These overall decreases in costs were partially offset by increases in costs relating to inclusion for the full year of activity of the acquisitions of the Move.com Group, assets from iPIX and the Homestore Plans and Publications business in the first and second quarters of 2001.

     Amortization of Goodwill and Intangible Assets. Amortization of goodwill and intangible assets was $37.2 million for the year ended December 31, 2002 compared to $199.3 million for the year ended December 31, 2001. The decrease in amortization was due to the adoption of SFAS No. 142 in the first quarter of 2002, which requires that we no longer amortize goodwill as well as a reduction in intangible assets from our impairment charge under SFAS No. 121, “Accounting for the Impairment of Long-lived Assets to be Disposed Of,” in the quarter ended December 31, 2001.

     Litigation Settlement. On August 9, 2002, we reached a settlement in the MemberWorks litigation, in which MemberWorks and certain other former iPlace shareholders received $23.0 million. We have included the cost of the settlement in our results of operations for the year ended December 31, 2002.

     Impairment of Long-lived Assets. In the fourth quarter of 2001, we identified a number of events and circumstances that indicated a potential impairment of our long-lived assets, consisting primarily of goodwill and identified intangible assets totaling approximately $1.1 billion and $139.5 million, respectively. The culmination of these events and changes in circumstances in the fourth quarter resulted in significant operational and financial restructuring efforts which began in 2001 and continued into 2002. Accordingly, we performed an assessment of the goodwill, identified intangible assets and other long-lived assets pursuant to the provisions of SFAS, No. 121, and Accounting Principles Board, or APB, Opinion No. 17, “Intangible Assets.” This assessment indicated that the carrying value of our long-lived assets may not be recoverable, therefore asset impairment tests were performed at the lowest level for which separately identifiable cash flows existed. The impairment analysis resulted in a charge of $925.1 million in the fourth quarter of 2001, comprised of impairments of $659.1 million to goodwill, $94.6 million to identified intangible assets, $36.4 million to property and equipment and $135.0 million primarily related to prepaid distribution expenses.

     In January 2002, we adopted SFAS No. 142 and as a result, have ceased to amortize goodwill. In lieu of amortization, we are required to perform an additional impairment review of our goodwill in 2002 and an annual impairment review thereafter. We evaluated the impact of our adoption of SFAS No. 142 in the first quarter of 2002 and determined that no impairment charge was required upon the adoption of the standard. During the fourth quarter of 2002, we performed an update of our evaluation due to specific events and changes in the operations of our business including the sustained decline in the value of our stock, revision of our annual operating plan and a decision to sell our Hessel businesses prompted by a loss of a significant customer. Our impairment test compared the fair value of the reporting units with the carrying value of their assets. Fair value was determined in accordance with the provisions of SFAS No. 142 using present value techniques similar to those we use internally for evaluating acquisitions and comparisons to market values. These valuation techniques, performed in consultation with third party valuation professionals, involved projections of cash flows which were discounted based on our weighted average cost of capital. In testing for a potential impairment of goodwill, we first compare the estimated fair value of the Company with book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the Company is less than book value, then we are required to compare the carrying amount of the goodwill with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as our subscriber base, software and technology and patents and trademarks. If the carrying amount of our goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess. The impairment analysis resulted in a charge of $7.3 million in the fourth quarter of 2002, comprised of impairments of $3.8 million to identified intangible assets relating to our acquisition of WyldFyre, $1.9 million to property and equipment relating to the shut down of the Hessel businesses and $1.6 million to other assets.

     Acquisition and Restructuring Charges. Acquisition and restructuring charges were $12.1 million for the year ended December 31, 2002, related to restructuring plans approved in the first and third quarters of 2002. In the first quarter of 2002, our Board of Directors approved a restructuring plan and we took a charge of $2.3 million relating to this plan. In the third quarter of 2002, our Board of Directors approved an additional restructuring and integration plan and we took a charge of $3.6 million relating to this plan. We also revised the estimates on the first quarter 2002 and the fourth quarter 2001 restructuring plans and took an additional charge of $6.2 million to properly reflect our current expectations. The primary factor in this change in estimate was the decline in demand for office space in San Francisco where we have a large facility available for sublease.

     Acquisition and restructuring charges were $50.3 million for the year ended December 31, 2001 including $6.5 million related to the acquisition of the Move.com Group, $8.2 million related to the dissolution of one of our subsidiaries and $35.8 million relating to our fourth quarter 2001 restructuring plan. Included in these charges were severance, facilities shut-down costs and other dissolution costs.

     In the third quarter of 2002, our Board of Directors approved a further restructuring and integration plan, with the objective of eliminating duplicate resources and redundancies.

     In connection with the third quarter 2002 restructuring and integration plan, we recorded a charge of $3.6 million in the third quarter of 2002, which was included in acquisition and restructuring charges in the consolidated statement of operations. This charge consists of employee termination benefits of $1.6 million and facility closure charges of approximately $2.0 million.

     As part of this restructuring and integration plan, we undertook a review of our existing locations and elected to close an office and identified and notified approximately 190 employees whose positions with us were eliminated. The work force reductions affected approximately 30 in research and development, 10 in production, 140 in sales and marketing and 10 in administrative functions. As of December 31, 2002, all of the planned 190 employees have been terminated and a total of 31 have not yet been paid severance.

     A summary of activity related to the third quarter 2002 restructuring charge is as follows (in thousands):

		Lease
		Obligations
	Employee	and
	Termination	Related
	Benefits	Charges	Total

Initial restructuring charge	$1,590	$2,033	$3,623
Cash paid	(1,190)	(253)	(1,443)

Restructuring accrual at December 31, 2002	$400	$1,780	$2,180

     In connection with the first quarter 2002 restructuring and integration plan, we recorded a charge of $2.3 million in the first quarter of 2002, which is included in acquisition and restructuring charges in the consolidated statement of operations. This charge consists of employee termination benefits of $1.7 million and facility closure charges of approximately $600,000. During the third quarter of 2002, we evaluated our original estimates and concluded we must increase our reserve for lease obligations by $1.6 million and reduce our estimates for employee termination pay by $242,000.

     As part of this restructuring and integration plan, we undertook a review of our existing locations and elected to close offices and identified and notified approximately 270 employees whose positions with us were eliminated. The work force reductions affected approximately 30 members of management, 40 in research and development, 140 in sales and marketing and 60 in administrative functions. As of December 31, 2002, eight of the planned 270 employees have not yet been paid severance.

     A summary of activity related to the first quarter 2002 restructuring charge is as follows (in thousands):

		Lease
		Obligations
	Employee	and
	Termination	Related	Asset
	Benefits	Charges	Write-offs	Total

Initial restructuring charge	$1,720	$309	$260	$2,289
Non-cash charges	—	—	(260)	(260)
Cash paid	(1,452)	(187)	—	(1,639)
Change in estimates	(242)	1,585	—	1,343

Restructuring accrual at December 31, 2002	$26	$1,707	$—	$1,733

     In connection with our fourth quarter 2001 restructuring and integration plan, we recorded a charge of $35.8 million in the fourth quarter of 2001, which was included in acquisition and restructuring charges in the consolidated statement of operations. This charge consists of the following: (i) employee termination benefits of $6.4 million; (ii) facility closure charges of $20.8 million, comprised of $12.8 million in future lease obligations, exit costs and cancellation penalties, net of estimated sublease income of $11.9 million, and $8.0 million of non-cash fixed asset disposals related to vacating duplicate facilities and decreased equipment requirements due to lower headcount; (iii) non-cash write-offs of $2.9 million in other assets related to exited activities; and (iv) accrued future payments of $5.7 million for existing contractual obligations with no future benefits to us. Our estimate with respect to sublease income relates primarily to a lease commitment for office space in San Francisco that expires in November 2006. We originally estimated that we could sublease the facility by the second quarter of 2003 at a rate of approximately two-thirds of the existing commitment. However, recent declines in the demand for office space in the San Francisco market have led us to conclude these estimates must be revised. Because we believe it will take at least one year longer than originally estimated to sublease the property and the market rates are projected to be as low as 33% of our current rent, we took an additional $6.5 million charge during 2002 and reduced estimates for employee termination pay by $396,000 and our contractual obligations by $798,000. As of December 31, 2002, four of the planned 700 employees have not yet been paid severance.

     A summary of activity related to the fourth quarter 2001 restructuring charge is as follows (in thousands):

		Lease
		Obligations
	Employee	and
	Termination	Related	Asset	Contractual
	Benefits	Charges	Write-offs	Obligations	Total

Initial restructuring charge	$6,364	$12,782	$10,917	$5,733	$35,796
Cash paid	(3,511)	(137)	—	(141)	(3,789)
Non-cash charges	—	—	(10,917)	—	(10,917)

Restructuring accrual at December 31, 2001	2,853	12,645	—	5,592	21,090
Cash paid	(2,274)	(5,480)	—	(3,631)	(11,385)
Change in estimates	(396)	6,027	—	(798)	4,833
Non-cash charges	—	488	—	—	488
Sale of a subsidiary	(156)	—	—	—	(156)

Restructuring accrual at December 31, 2002	$27	$13,680	$—	$1,163	$14,870

     With the exception of payments associated with office lease commitments, substantially all of the remaining restructuring liabilities at December 31, 2002 will be paid during 2003. Any further changes to the accruals based upon current estimates will be reflected through the acquisition and restructuring charges line in the consolidated statement of operations.

     During the second quarter of 2001, we incurred a charge of $8.2 million related to the dissolution of one of our subsidiaries and included these costs in the acquisition and restructuring charges line item in the Statement of Operations. Included in these charges were severance and other payroll-related expenses of $1.1 million associated with the reduction in workforce of approximately 70 employees, facilities shutdown costs of $1.2 million and other dissolution costs of approximately $485,000. In addition, we entered into a release agreement and made a one-time settlement payment of $5.4 million to minority shareholders. At December 31, 2001, all costs had been paid with no liabilities remaining.

     In connection with our acquisition of the Move.com Group, we reviewed our operations and implemented a plan to restructure various components of its operations. As part of the restructuring, we accrued an acquisition liability of approximately $13.4 million, related to estimated costs to exit and consolidate certain operating activities of the Move.com Group, as well as costs to terminate and relocate employees. These amounts were recognized as liabilities assumed in a purchase business combination and thus accounted for as additional purchase price. At December 31, 2001, the purchase price allocation related to the Move.com Group was finalized.

     The acquisition liability was comprised of $9.8 million in exit costs related to contractual obligations with no future benefits to the combined operations as the services were redundant, $2.7 million in termination benefits related to a work force reduction of approximately 170 employees and approximately $900,000 in costs incurred in connection with the shut-down of various facilities. At December 31, 2001, all restructuring costs have been paid with no related liabilities remaining.

     Also related to the acquisition of the Move.com Group, we incurred acquisition and reorganization charges of $6.5 million that did not meet the criteria for capitalization as a component of purchase price. These charges were expensed as incurred and were included in acquisition and restructuring charges on the statement of operations and were comprised primarily of stay bonuses and severance payments of $3.6 million, and facilities shutdown costs of $1.9 million.

     Stock-based Charges. The following chart summarizes the stock-based charges that have been included in the following captions for each of the periods presented (in thousands):

	Year Ended
	December 31,

	2002	2001

Revenue	$1,501	$2,456
Cost of revenue	134	383
Sales and marketing	63,848	71,188
Product and website development	127	361
General and administrative	1,297	6,237

	$66,907	$80,625

     Stock-based charges decreased by $13.7 million to $66.9 million for the year ended December 31, 2002 from $80.6 million for the year ended December 31, 2001. The decrease was primarily due to the expiration of previous stock-based deals and the accelerated vesting of stock options for a terminated employee in the period ended December 31, 2001. Stock-based charges for the years ended December 31, 2002 and December 31, 2001 consist of $37.2 million and $37.2 million, respectively, of amortization related to AOL, and $17.9 million and $27.4 million, respectively, related to vendor agreements with the remainder related to employee-based stock option charges.

Interest Income, Net

     Interest income, net decreased $7.9 million to $2.6 million for the year ended December 31, 2002 from $10.5 million for the year ended December 31, 2001 as a result of reduced cash balances and a general decline in market interest rates.

Other Expense, Net

     Other expense, net of $5.7 million for the year ended December 31, 2002 consists primarily of the accretion of the AOL distribution obligation of $14.8 million and other miscellaneous expense of $1.6 million, partially offset by $10.8 million of income from an amendment of an existing agreement in the quarter ended March 31, 2002. During the year ended December 31, 2001, we recorded a write-down of investments of $30.7 million. Also included in other expense for the year ended December 31, 2001 is the accretion of the AOL distribution obligation of $14.8 million.

Income from Discontinued Operations and Gain on Disposition of Discontinued Operations

     On April 2, 2002, we sold our ConsumerInfo division for $130.0 million in cash to Experian Holdings, Inc. and recognized a gain of $11.8 million during the years ended December 31, 2002. In accordance with SFAS No. 144, our consolidated financial statements reflect this as discontinued operations. The results of operations of the ConsumerInfo division included operating income of $846,000 and $4.8 million for the years ended December 31, 2002 and 2001, respectively.

Income Taxes

     As a result of operating losses and our inability to recognize a benefit from our deferred tax assets, we have not recorded a provision for income taxes for the years ended December 31, 2002 and December 31, 2001. As of December 31, 2002, we had $569.4 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2007. We have provided a full valuation allowance on our deferred tax assets, consisting primarily of net operating loss carryforwards, due to the likelihood that we may not generate sufficient taxable income during the carry-forward period to utilize the net operating loss carryforwards.

Segment Information

     Segment information is presented in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This standard is based on a management approach, which requires segmentation based upon our internal organization and disclosure of revenue and operating expenses based upon internal accounting methods. As of the beginning of fiscal year 2003, we combined the previously reported Online Advertising segment with the Media Services segment as management changed the way we manage and evaluate our businesses. In addition, we changed the name of the Software and Services segment to “Software” and the Offline Advertising segment to “Print.” As a result of this change, we now evaluate performance and allocate resources based on three segments, consisting of Media Services, Software and Print. We have reclassified previously reported segment data to conform to the current period presentation. This is consistent with the data that is made available to our management to assess performance and make decisions. Summarized information by segment as excerpted from internal management reports is as follows (in thousands):

	Year Ended December 31,

	2002	2001

Revenue:
Media Services	$160,506	$193,154
Software	46,804	52,560
Print	57,303	58,068

Total revenue	264,613	303,782

Cost of revenue and operating expenses:
MediaServices	137,642	262,503
Software	53,506	54,667
Print	57,110	50,887
Unallocated	189,354	1,372,337

Total cost of revenue and operating expenses	437,612	1,740,394

Loss from operations	$(172,999)	$(1,436,612)

Media Services

     Media Services consists of products and media services that promote and connect real estate professionals to consumers through our REALTOR.com®, HomeBuilder.com, Homestore Apartments & Rentals and Homestore.com websites. In addition, we provide advertising services, including banner ads, sponsorships, integrated text based links and rich media applications we sell to those businesses interested in reaching our targeted audience. This segment also includes our limited international activities.

     Media Services revenue decreased approximately $32.6 million, or 17%, to $160.5 million for the year ended December 31, 2002, compared to $193.2 million for the year ended December 31, 2001. The decrease was primarily due to the expiration of bulk subscription purchases made in 2001 by a related party and a major franchise, the reduction in services purchased by a strategic partner, and discontinuing the publication of unprofitable regional magazines. Also contributing to the decrease was a reduction in advertising revenue share from AOL of $6.8 million and the expiration of large sponsorship contracts that did not renew totaling $19.0 million. The loss of the bulk subscription purchases were partially offset by direct sales to the real estate professionals. These decreases were also partially offset by higher subscription revenues and increases in revenue from our Featured Home and Virtual Tour products and an increase in the sale of new advertising contracts totaling $4.5 million. Media Services revenue represented approximately 61% of total revenue for the year ended December 31, 2002 compared to 64% of the total revenue for the year ended December 31, 2001.

     Media Services expenses decreased $124.9 million, or 48%, to $137.6 million for the year ended December 31, 2002 from $262.5 million for the year ended December 31, 2001. The decrease was primarily due to decreases in personnel related costs of $52.3 million, hosting, imaging and fulfillment costs of $10.0 million, marketing costs of $30.6 million, bad debt expense of $11.5 million and other overhead costs of $25.3 million. Personnel related costs and other overhead costs decreased as expected primarily due to the implementation of our restructuring plans in the fourth quarter of 2001 and the first quarter of 2002. The decrease in hosting, imaging and fulfillment costs were due to a change in the method of selling and supporting virtual tours in our REALTOR.com® channel in 2002, higher costs on products sold in 2001 to a strategic partner, and a settlement made with a related party in December of 2001. The decrease in marketing costs was due to a general reduction of all marketing related activities across all channels and the elimination of all marketing expenses related to the promotion of the Homestore brand, the shut-down of our iMove business, the shutdown of certain of our international operations and the shift in our virtual tour strategy. These decreases in marketing costs were offset by an increase in royalties and fees of $2.9 million primarily due to a change in methodology in the calculation of certain royalties from a percentage of revenue to a fixed fee basis. The decrease in bad debt expense related to a closer alignment between our sales force compensation and tighter credit and collection policies.

     Media Services operating income increased primarily as a result of our restructuring efforts. Our cost reduction efforts took this segment from an operating loss of $69.3 million for the year ended December 31, 2001 to operating income of $22.9 million for the year ended December 31, 2002. We have reduced the cost structure and are continuing to seek new revenue opportunities.

     As a part of our evaluation of the business, we plan to change the Media Services product offering. Historically, the product offerings have been provided for a fixed subscription fee and required the purchase of a templated website. In the future, we plan to offer these services under a traditional media model where pricing is dependent upon geographic market, placement, content and length or quantity of the media run. The success of our new pricing strategy will depend upon acceptance by our customers. This change is contemplated to compete more effectively with traditional offline media products and implementation of these changes, which will no longer require the purchase of a templated website, will occur in the first half of 2003.

     We are also continuing our organizational changes and these efforts may require additional investment, and may have a short-term negative impact on operating results.

Software

     Our Software segment is comprised of our Top Producer, WyldFyre, Computers For Tracts, and The Hessel Group businesses.

     Software revenue decreased $5.8 million, or 11%, to $46.8 million for the year ended December 31, 2002, compared to $52.6 million for the year ended December 31, 2001. The decrease was primarily due to a one-time bulk sale to a related party in fiscal 2001 that was not repeated in fiscal 2002. WyldFyre’s revenues were stronger in fiscal 2002 due to increased software license revenue, however this was offset by a decrease in The Hessel Group business driven by a slow down in corporate relocation services. Software revenue represented approximately 18% of total revenue for the year ended December 31, 2002 compared to 17% of total revenue for the year ended December 31, 2001.

     Software expenses decreased $1.2 million, or 2%, to $53.5 million for the year ended December 31, 2002 from $54.7 million for the year ended December 31, 2001 primarily due to the termination of the marketing and development of a new software product that had begun in fiscal 2000 and reductions in costs at The Hessel Group as the operations were reduced in line with the declining revenue. The decreases were partially offset by $2.8 million in capitalized software costs written off due to an abandoned product, $1.0 million in increased maintenance and support costs associated with a new product that was launched in the latter part of fiscal 2001, and a $1.2 million accrual for lease termination, severance, and other charges associated with the decision to shutdown The Hessel Group operations.

     Software generated an operating loss of $6.7 million for the year ended December 31, 2002 compared to an operating loss of $2.1 million for the year ended December 31, 2001 primarily due to the decline in revenue outlined above. We introduced a new on-line version of Top Producer’s leading product in the second half of 2002. As sales shift from the desktop product with a one-time license fee to an online product with a monthly subscription fee, we may experience a temporary decline in revenue until the number of online subscriptions increases to offset the reduction in desktop software sales. We will also experience a decline in 2003 as we have substantially completed a custom development project at Top Producer in 2002.

Print

     Our Print segment is comprised of our Welcome Wagon and Homestore Plans and Publications businesses.

     Print revenue decreased $765,000, or 1%, to $57.3 million for the year ended December 31, 2002, compared to $58.1 million for the year ended December 31, 2001. The decrease was primarily due to the fact that spending by both customer channels of this segment, local merchants and consumers, was negatively affected by the general downturn in economic conditions. This decrease was partially offset by a full twelve months of operations for Welcome Wagon, which was acquired in February 2001 as part of the Move.com Group, and for Homestore Plans and Publications, which was acquired in May 2001. Print revenue represented approximately 22% of total revenue for the year ended December 31, 2002 compared to 19% of total revenue for the year ended December 31, 2001.

     Print expenses increased $6.2 million, or 12%, to $57.1 million for the year ended December 31, 2002 compared to expenses of $50.9 million for the year ended December 31, 2001. The increase was primarily due to the full year impact of the Welcome Wagon and Homestore Plans and Publications businesses.

     Print operating income decreased to $193,000 for the year ended December 31, 2002 from operating income of $7.2 million for the year ended December 31, 2001 as a direct result of the decline in profitability in the first half of 2002 at Welcome Wagon. Welcome Wagon implemented significant changes to its cost structure during the latter part of the year by reducing headcount and production costs; however, the impact was not enough to offset the revenue decline experienced during the first half of fiscal 2002.

Unallocated

     Unallocated expenses decreased to $189.4 million for the year ended December 31, 2002 from $1.4 billion for the year ended December 31, 2001. The decrease was primarily due to decreases in amortization of goodwill and intangibles of $162.1 million, acquisitions and restructuring charges of $38.2 million, reduction of technology costs of $22.0 million, stock-based charges of $13.7 million and charges of $925.1 million relating to the impairment of long-lived assets in 2001 compared to $7.3 million for the year ended December 31, 2002. These decreases were offset by the $23.0 million litigation settlement with MemberWorks. In addition, personnel related and other overhead costs decreased during the year ended December 31, 2002 due to the implementation of our restructuring plans in the fourth quarter of 2001 and the first quarter of 2002. The decrease in amortization of goodwill and intangibles was due to the adoption of SFAS No. 142, which requires that we no longer amortize goodwill, as well as a reduction in intangible assets from our impairment charge under SFAS No. 121 that was recorded in 2001. We are continuing our efforts to reduce corporate overhead expenses but cannot provide assurances that they will be successful.

For the Years Ended December 31, 2001 and 2000

Revenue and Related Party Revenue

     Revenue, including non-cash stock-based charges, but excluding related party revenue, increased approximately $84.1 million, or 46%, to $265.4 million for the year ended December 31, 2001 from revenue of $181.3 million for the year ended December 31, 2000. The increase was primarily due to increased revenue from professional subscriptions and various acquisitions, partially offset by a decline in advertising revenue. Related party revenue of $38.3 million for the year ended December 31, 2001 is the result of sales to RETT and Cendant related to a series of commercial arrangements entered into in the first quarter of 2001 for the sale of various professional subscription products. There were no related party revenue transactions for the year ended December 31, 2000.

Cost of Revenue

     Cost of revenue, including non-cash stock-based charges, increased approximately $52.3 million, or 85%, to $113.5 million for the year ended December 31, 2001 from cost of revenue of $61.2 million for the year ended December 31, 2000. The increase was primarily due to our overall increased sales volume as well as increases in personnel related costs of $26.9 million, production and fulfillment costs of $1.5 million, hosting and imaging costs of $8.1 million, and other direct costs of $20.0 million offset by a decrease in royalty expense of $4.2 million. Also contributing to the increase in cost of revenue were our acquisitions of the Move.com Group, iPIX and The Hessel Group which had little or no impact on expense in 2000 as they were acquired in late 2000 or early 2001.

     Gross margin percentage for the year ended December 31, 2001 was 63%, slightly below the gross margin of 66% for the year ended December 31, 2000. The decrease in gross margin percentage was primarily due to a decrease in advertising revenue which historically have higher gross margins.

Operating Expenses

     Sales and Marketing. Sales and marketing expenses, including non-cash stock-based charges, increased approximately $82.1 million, or 51%, to $242.2 million for the year ended December 31, 2001 from $160.1 million for the year ended December 31, 2000. The increase was primarily due to an increase in stock-based charges, personnel related costs of $38.5 million, marketing costs of $7.7 million, and other overhead costs of $9.8 million. Stock-based charges, included in sales and marketing, increased by $26.0 million to $71.2 million for the year ended December 31, 2001 from $45.1 million for the year ended December 31, 2000 primarily due to amortization of stock-based charges relating to our distribution agreement with AOL. In April 2000, in connection with that distribution agreement, we recorded prepaid distribution in the amount of $185.9 million, which represented the fair market value of the approximately 3.9 million shares issued to AOL and the fair market value of the guaranteed stock price, which was determined using the Black-Scholes option pricing model. The $185.9 million stock-based charge was being expensed ratably to sales and marketing over the five-year term of the agreement, resulting in an expense of approximately $37.2 million for the year ended December 31, 2001. Also contributing to the increase in sales and marketing expenses were our acquisitions, primarily the acquisitions of the Move.com Group and iPIX.

     Product and Website Development. Product and website development expenses, including non-cash stock-based charges, increased approximately $20.2 million, or 130%, to $35.7 million for the year ended December 31, 2001 from $15.6 million for the year ended December 31, 2000. The increase was primarily due to increased costs associated with the expansion of our websites, as well as our development of professional productivity tools. Also contributing to the increase in product and website development expenses were our acquisitions of Top Producer, WyldFyre and CFT which all had a full year of operations in 2001 contributing to an increase in personnel related costs of $18.0 million and other overhead costs of $2.2 million.

     General and Administrative. General and administrative expenses, including non-cash stock-based charges, increased approximately $114.8 million, or 193%, to $174.4 million for the year ended December 31, 2001 from $59.6 million for the year ended December 31, 2000. Stock-based charges increased by $3.1 million for the year ended December 31, 2001. The remaining increase was primarily due to an increase in personnel related costs of $25.4 million, rent expense of $6.3 million, bad debt expense of $31.8 million, and other overhead of $48.1 million much of which was impacted by our internal investigation launched in the fourth quarter of 2001, including the restatement of previously reported results and the costs of that investigation. Facility costs increased primarily due to our new corporate and central service offices. Also contributing to the increase in general and administrative expenses were the impact of our acquisitions many of which had a full year of operations in 2001, or no corresponding costs in 2000.

     Amortization of Goodwill and Intangible Assets. Amortization of goodwill and intangible assets was $199.3 million for the year ended December 31, 2001 compared to amortization of $42.9 million for the year ended December 31, 2000. The increase in amortization was primarily due to our acquisitions of the Move.com Group, iPIX, Top Producer, HomeWrite and Hessel.

     In-process Research and Development. During 2000, our acquisitions of WyldFyre and Top Producer resulted in write-offs of in-process research and development, or IPR&D, of $4.0 million. The fair value of the IPR&D for each of the acquisitions was determined using the income approach. There were no IPR&D charges in 2002.

     Impairment of Long-lived Assets. In the fourth quarter of 2001, we identified a number of events and circumstances that indicated a potential impairment of our long-lived assets, consisting primarily of goodwill and identified intangible assets totaling approximately $1.1 billion and $139.5 million, respectively. Accordingly, we performed an assessment of the goodwill, identified intangible assets and other long-lived assets pursuant to the provisions of SFAS No. 121, and APB 17, “Intangible Assets.” This assessment indicated that the carrying value of our long-lived assets may not be recoverable, therefore asset impairment tests were performed at the lowest level for which separately identifiable cash flows exist. The impairment analysis resulted in a charge of

$925.1 million in the fourth quarter of 2001, comprised of impairments of $659.1 million to goodwill, $94.6 million to identified intangible assets, $36.4 million to property and equipment and $135.0 million primarily related to prepaid distribution expenses. There were no impairment charges in 2000.

     Acquisition and Restructuring Charges. Acquisition and restructuring charges increased by $50.3 million for the year ended December 31, 2001 compared to no charges in 2000. This was primarily due to our restructuring efforts starting in the fourth quarter of 2001 as described above.

     Stock-based Charges. The following chart summarizes the stock-based charges that have been included in the following captions for each of the periods presented (in thousands):

	Year Ended December 31,

	2001	2000

Revenue	$2,456	$6,233
Cost of revenue	383	607
Sales and marketing	71,188	45,148
Product and website development	361	572
General and administrative	6,237	3,095

	$80,625	$55,655

     Stock-based charges increased by $25.0 million or 45%, to $80.6 million for the year ended December 31, 2001 from $55.6 million for the year ended December 31, 2000. This increase was primarily due to a full year of amortization relating to our AOL distribution agreement. Stock-based charges for the years ended December 31, 2001 and 2000 consist of $37.2 million and $9.8 million, respectively, of amortization related to AOL, and $27.4 million and $36.8 million, respectively, related to vendor agreements with the remainder related to employee-based stock option charges.

Interest Income, Net

     Interest income, net decreased to $10.5 million in 2001 from interest income, net of $23.0 million in 2000. The decrease was primarily due to interest income earned on lower average cash balances as a result of cash used in acquisitions and operations in 2001 and lower market interest rates on deposits and investments.

Other Expense, Net

     Other expense, net increased to $44.3 million for the year ended December 31, 2001 from other expense, net of $7.0 million for the year ended December 31, 2000. The increase primarily related to a $30.7 million impairment of our portfolio of cost and equity investments to reflect their net realizable values based on our review of the companies’ financial conditions, cash flow projections and operating performance. Also contributing to the increase was accretion relating to our AOL distribution agreement. In connection with the AOL distribution agreement, we recorded a non-current distribution obligation in the amount of $185.9 million, which represented the fair market value of the approximately 3.9 million shares issued to AOL and the fair market value of the guaranteed stock price, which was determined using the Black-Scholes option pricing model. The difference between the fair market value of the guaranteed stock price and the distribution obligation recorded in April 2000 is being expensed ratably to other expense over the five-year term of the agreement, resulting in an expense of approximately $14.8 million and $3.9 million for the years ended December 31, 2001 and 2000, respectively.

Income from Discontinued Operations and Gain on Disposition of Discontinued Operations

     On April 2, 2002, we sold our ConsumerInfo division for $130.0 million in cash to Experian Holdings, Inc. and recognized a gain of $11.8 million in 2002. In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” our consolidated financial statements reflect this as discontinued operations. The results of operations of the ConsumerInfo division included operating income of $4.8 million for the year ended December 31, 2001. The ConsumerInfo division was acquired during the third quarter of 2001.

Income Taxes

     As a result of operating losses and our inability to recognize a benefit from our deferred tax assets, we have not recorded a provision for income taxes for the years ended December 31, 2001 and 2000.

Segment Information

     Summarized information by segment as excerpted from internal management reports is as follows (in thousands):

	Year Ended December 31,

	2001	2000

Revenue:
Media Services	$193,154	$157,217
Software	52,560	24,105
Print	58,068	—

Total revenue	303,782	181,322

Cost of revenue and operating expenses:
Media Services	262,503	146,792
Software	54,667	21,638
Print	50,887	—
Unallocated	1,372,337	174,994

Total cost of revenue and operating expenses	1,740,394	343,424

Loss from operations	$(1,436,612)	$(162,102)

Media Services

     Our Media Services segment is comprised of our REALTOR.com®, Homebuilder.com, Homestore Apartments & Rentals, and Homestore.com websites. In addition, we provide advertising services, including banner ads, sponsorships, integrated text based links and rich media applications we sell to those businesses interested in reaching our targeted audience. This segment also includes our limited international activities.

     Media Services revenue increased $35.9 million, or 23%, to $193.2 million for the year ended December 31, 2001, compared to $157.2 million for the year ended December 31, 2000. The increase in Media Services revenue was primarily due to the acquisition of our virtual tours business in January of 2001, bulk subscription purchases by a related party in February 2001 for $27.2 million, the launch of our Featured Home 2.0 product in mid-year 2001, and the acquisition of RentNet in 2001 as part of the Move.com Group. Also contributing to the increase in revenue was an increase in revenue share from AOL of $6.3 million and an increase in the sale of impression based advertising units and new contracts totaling $7.3 million. The increase in revenue was partially offset by advertising contracts that did not renew in 2001 totaling $41.5 million. Media Services revenue represented approximately 64% of total revenue for the year ended December 31, 2001 compared to 87% of total revenue for the year ended December 31, 2000.

     Media Services expenses increased $115.7 million, or 79%, to $262.5 million for the year ended December 31, 2001 from $146.8 million for the year ended December 31, 2000. The increase was primarily due to increases in personnel costs of $43.5 million, hosting, imaging, and fulfillment costs of $7.5 million, marketing costs of $23.1 million, and other overhead costs of $50.3 million. These increases were offset by a decrease in royalties and fees of $8.8 million. The increase in personnel related costs is directly related to the acquisition of our virtual tours and RentNet businesses and an overall increase in headcount. The increase in hosting, imaging, and fulfillment costs was primarily due to the acquisition of our virtual tours business in January 2001 and an increase in costs associated with the expansion of our international operations. The increase in marketing costs was primarily due to increased marketing activities including conventions and trade shows, the launch of our iMove business in 2001, the purchase of the virtual tours business and an increase in international activities. Also contributing to the increase in marketing costs was an increase in spending on online marketing contracts for the purchase of content, our distribution agreement with AOL that began in the third quarter of 2000 and new distribution contract starting in 2001. These increases in marketing costs were offset by a decrease of $2.4 million due to commissions paid in 2000 under a re-sellers agreement that was not renewed in 2001. The decrease in royalties was primarily due to a change in methodology in the calculation of certain royalties from a percentage of revenue to a fixed fee basis. The increase in other overhead costs was primarily due to the purchase of our virtual tours business, the acquisition of RentNet, an increase in our international activities, an overall increase in headcount as our operations were expanded, an increase in bad debt expense of $12.9 million and an increase in depreciation of $2.1 million.

     Media Services generated an operating loss of $69.3 million for the year ended December 31, 2001 compared to operating income of $10.4 million for the year ended December 31, 2000 as a result of the factors outlined above.

Software

     Our Software segment is comprised of our Top Producer, WyldFyre, Computers For Tracts, and The Hessel Group businesses.

     Software revenue increased $28.5 million, or 118%, to $52.6 million for the year ended December 31, 2001, compared to $24.1 million for the year ended December 31, 2000 as a direct result of a full twelve months of operations for Top Producer, which was acquired in May 2000; WyldFyre, which was acquired in March 2000; Computers for Tracts, which was acquired in January 2001; and Hessel, which was acquired in September 2000. Top Producer had increased revenue in fiscal 2001 from a related party for a custom development project and a one-time bulk sale of Top Presenter software to the same related party. Software revenue represented approximately 17% of total revenue for the year ended December 31, 2001 compared to 13% of total revenue for the year ended December 31, 2000.

     Software expenses increased to $54.7 million for the year ended December 31, 2001 from $21.6 million for the year ended December 31, 2000. The increase was primarily due to the full year impact of the acquisitions discussed above as well as increased personnel related costs due to anticipated growth in the business.

     Software operating income decreased primarily as a result of the increase in expenses outlined above, which took this segment from operating income of $2.5 million for the year ended December 31, 2000 to an operating loss of $2.1 million for the year ended December 31, 2001.

Print

     Our Print segment is comprised of our Welcome Wagon and Homestore Plans and Publications businesses. These businesses were acquired during 2001 and generated operating income of $7.2 million. Our revenues in this segment were $58.1 million in 2001, representing 19% of total revenue for the year.

Unallocated

     Unallocated expenses increased $1.2 billion to $1.372 billion for the year ended December 31, 2001 from $175.0 million for the year ended December 31, 2000. The increase was primarily due to the $925.1 million impairment of long-lived assets charge in 2001, an increase in amortization of goodwill and intangibles of $156.4 million, acquisitions and restructuring charges of $50.3 million, and an increase in stock-based charges of $25.0 million. These increases were offset by a decrease in costs of $4.0 million relating to the write-off of in-process research and development in connection with companies acquired in 2000. The remaining increase was due to our overall growth and expansion and the associated infrastructure expenses.

Liquidity and Capital Resources

     Net cash used in continuing operating activities of $97.0 million for the year ended December 31, 2002 was attributable to the net loss from continuing operations of $176.1 million, offset by non-cash expenses including depreciation, amortization of intangible assets, accretion of the AOL distribution obligation, impairment of long-lived assets, provision for doubtful accounts, and stock-based charges, aggregating to $153.7 million. Net cash used in continuing operating activities was further increased by variances in operating assets and liabilities of approximately $74.6 million, principally relating to payments of accounts payable and accrued expense balances and by recognition of deferred revenue. The use of cash to reduce accounts payable and accrued expenses in the year ended December 31, 2002 was due, in part, to payments of accrued restructuring expenses in the amount of $14.5 million as well as payment of other one-time accrued charges from year end of $11.0 million for investigation costs. The allowance for doubtful accounts (included in accounts receivable, net) as a percentage of gross accounts receivable was 29% and 43% at December 31, 2002 and 2001, respectively. This improvement in the allowance is a result of a closer alignment between our sales force compensation and our credit and collections policies in our Welcome Wagon and our Homestore Apartments & Rentals businesses. Net cash used in operating activities of $57.6 million for the year ended December 31, 2001 was attributable to the net loss of $1.5 billion, offset by non-cash expenses including depreciation, amortization of goodwill and intangible assets, impairment of long-lived assets, accretion of the AOL distribution obligation, provision for doubtful accounts, stock-based charges, acquisition and restructuring charges and non-cash items related to the write-down of a portion of our portfolio of cost investments, aggregating to $1.3 billion. The impact of net cash used in operating activities was reduced by favorable variances in operating assets and liabilities of approximately $93.0 million, principally relating to increases in accounts payable balances and deferred revenue. Net cash used in operating activities was $51.3 million for the year ended December 31, 2000. Net cash used in operating activities was the result of the net operating loss totaling $146.1 million, offset by non-cash expenses including depreciation, amortization of goodwill and intangible assets and stock-

based charges, aggregating to $115.5 million. Adding to the cash used in operations were the changes in operating assets and liabilities, net of acquisitions, of $20.8 million.

     Net cash provided by investing activities of $13.4 million for the year ended December 31, 2002 was primarily attributable to maturities of short-term investments of $14.4 million and proceeds from the sale of marketable equity securities of $2.3 million offset by capital expenditures of $3.3 million. Net cash used in investing activities of $57.8 million for the year ended December 31, 2001 was attributable to purchases of short-term investments of $86.2 million offset by maturities of short-term investments of $147.3 million, capital expenditures of $61.5 million and cash paid for acquisitions of $57.1 million including acquisition-related costs. Net cash used in investing activities of $189.2 million for the year ended December 31, 2000 was attributable to the purchase of cost and equity investments of $32.5 million, purchases of short-term investments of $219.9 million offset by maturities of short-term investments of $146.3 million, capital expenditures of $41.1 million and cash paid for acquisitions of $42.0 million including acquisition-related costs.

     Net cash provided by financing activities of $3.8 million for the year ended December 31, 2002 was primarily attributable to the proceeds from the repayment of stockholders’ notes of $3.5 million, from the exercise of stock options, warrants and share issuances under the employee stock purchase plan of $800,000, and a decrease in our restricted cash balance of $243,000. The cash provided was offset by $521,000 relating to a payment of cash in lieu of stock related to the acquisition of Top Producer. Net cash provided by financing activities of $59.0 million for the year ended December 31, 2001 was primarily attributable to the proceeds from the exercise of stock options, warrants and share issuances under our employee stock purchase plan of $56.5 million, proceeds from the payment of stockholders’ notes of $2.9 million, deposits of $4.9 million allocated as restricted cash balances offset by the issuance of notes receivable of $4.8 million. Net cash provided by financing activities of $317.7 million for the year ended December 31, 2000 was attributable to our follow-on public offering of common stock of $428.9 million, proceeds from exercise of stock options, warrants and share issuances under our employee stock purchase plan of $23.4 million, subsidiary equity transactions of $10.9 million, offset by the repayment of notes payable of $38.6 million, the transfer of $103.4 million to restricted cash, and issuance of notes receivable of $6.0 million. In January 2000, we completed our follow-on public offering in which we sold 4,073,139 shares of our common stock at a price of $110 per share, raising approximately $428.9 million, after deducting underwriting discounts, commissions and offering expenses.

     On April 2, 2002, we closed the sale of the ConsumerInfo division to Experian for $130.0 million in cash. This sale provided net proceeds of approximately $117.1 million after transaction fees and monies placed in escrow. However, on March 26, 2002, MemberWorks obtained a court order requiring us to set aside $58.0 million of the purchase price against a potential claim MemberWorks had against us. On August 9, 2002, we reached a settlement in the MemberWorks litigation, in which MemberWorks and certain other former iPlace shareholders received $23.0 million from the constructive trust, and the remaining $35.0 million plus accrued interest was transferred to us, resulting in net proceeds to us of $94.1 million.

     Since inception, we have incurred losses from operations and have reported negative operating cash flows. As of December 31, 2002, we had an accumulated deficit of $1.9 billion and cash and cash equivalents of $80.5 million. During 2002, we purchased software and entered into consulting agreements with service providers in connection with the first phase of implementation of our new enterprise reporting system. Total commitments as of December 31, 2002 associated with the project were $4.5 million. We have no material financial commitments other than those under operating lease agreements and distribution and marketing agreements discussed further herein. We believe that our existing cash and cash equivalents, and any cash generated from operations, coupled with the effect of our previously announced cost reduction efforts, will be sufficient to fund our working capital requirements, capital expenditures and other obligations through at least the next 12 months.

     We may face significant risks associated with the successful execution of our business strategy and may need to raise additional capital in order to fund more rapid expansion, to expand our marketing activities, to develop new, or enhance existing, services or products and to respond to competitive pressures or to acquire complementary services, businesses or technologies. If we are not successful in generating sufficient cash flow from operations, we may need to raise additional capital through public or private financing, strategic relationships or other arrangements. This additional capital, if needed, might not be available on terms acceptable to us, or at all. On November 4, 2002, we filed an application with NASDAQ to transfer our common stock to The NASDAQ SmallCap Market because our common stock failed to maintain a minimum bid price of $1.00 per share as required by the applicable NASDAQ Marketplace Rule. We began trading on The NASDAQ SmallCap Market on November 18, 2002 under the current symbol “HOMS.” The NASDAQ SmallCap Market is viewed by some investors as a less desirable and less liquid marketplace than The NASDAQ National Market. We must satisfy the NASDAQ SmallCap Market’s minimum listing maintenance requirements to maintain our listing on The NASDAQ SmallCap Market. The listing maintenance requirements set forth in NASDAQ’s Marketplace Rules include a series of financial tests relating to stockholders’ equity, market capitalization, net income, public float, market value of public float, number of market makers and stockholders, and maintaining a minimum closing bid price of $1.00 per share for shares of our common stock. On March 11, 2003, NASDAQ notified us of our non-compliance with such minimum closing bid price requirements. We now have to demonstrate in the succeeding 180 days a closing bid price of at least $1.00 per share for a period of ten consecutive business days to regain compliance. If we are unable to achieve a $1.00 per share bid price prior to the expiration of this period, we may be eligible for an additional 180-day extension of the bid price exception, provided that we demonstrate stockholders’ equity of at least $5.0 million, a market capitalization of at least $50.0 million or net income of at least $750,000 from continuing operations for the year ended 2003. We must also demonstrate compliance with all requirements for continued listing on The NASDAQ SmallCap Market. If adequate funds are not available or not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements which may have a material adverse effect on our business, financial condition or operating results. If additional capital were raised through the issuance of equity securities, the percentage of our stock owned by our then-current stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to those of our common and convertible preferred stock. In addition, our liquidity could be adversely impacted by the litigation referred to in “Part I — Item 3. Legal Proceedings.”

     We lease our facilities and certain equipment under operating lease agreements that expire at various dates through 2008. The following presents our future lease payments under these agreements, net of actual sublease arrangements and exclusive of estimated sublease income utilized in the 2001 and 2002 restructuring provisions (in thousands):

Operating
Year Ended December 31,	Leases

2003	$12,788
2004	10,447
2005	10,144
2006	9,887
2007 and thereafter	5,921

Total	$49,187

     Of the amounts above, $17.2 million has already been accrued in restructuring accruals and is reflected in accrued expenses and other non-current liabilities at December 31, 2002.

     Additionally, under our operating agreement with NAR, we have an exclusive arrangement to operate REALTOR.com® as well as a license to use the REALTOR.com® domain name and trademark and the REALTORS® trademark in exchange for minimum annual royalty payments. We also have an operating agreement with the International Consortium of Real Estate Associations under which we agreed to operate the consortium’s web site and have been endorsed as the exclusive provider of certain products and services to real estate agents in the countries in which members of the consortium have operations. The following presents our future minimum commitments under those agreements (in thousands):

Operating
Year Ending December 31,	Agreement

2003	$2,000
2004	2,200
2005	2,400
2006	1,500
2007	1,500

Total	$9,600

     We were operating under a previous agreement with AOL that was terminated in January 2003. In conjunction with the termination, a new agreement was entered into. The old agreement called for the payment of $90.0 million that was included in restricted cash at December 31, 2002 as well as a termination fee of $7.5 million. The new agreement requires certain quarterly payments. The payments to be made over the next two years including the restricted cash, termination and quarterly fees is as follows (in thousands):

Operating
Year Ending December 31,	Agreement

2003	$112,500
2004	7,500

Total	$120,000

     Commitments for the years ending 2006 and beyond will be calculated based on amounts paid in the prior year adjusted for the Annual Consumer Price Index for the period ending in the prior calendar year.

     In March 2000, we issued 1,085,271 shares of our common stock with an estimated fair value of approximately $70.0 million to Budget Group, Inc., or Budget, in connection with entering into a ten-year strategic alliance agreement that allows us to participate in online and offline Budget marketing activities. In this agreement, we provided a guarantee that the price of the shares issued to Budget would be $64.50 per share during a certain future period. This agreement was amended in October 2001. Under the amendment, we issued approximately 4.8 million additional shares of common stock in exchange for the cancellation and full settlement of the $64.50 stock price guarantee. In addition, the amendment extended the term of the agreement by one year. Sales and marketing expense was being amortized over the additional year of the agreement and certain amounts capitalized in connection with this agreement were impaired in the fourth quarter of 2001. We terminated this agreement with Budget in the fourth quarter of 2002.

     In April 2000, we entered into a five-year distribution agreement with AOL. In exchange for entering into this agreement, we paid AOL $20.0 million in cash and issued to AOL approximately 3.9 million shares of our common stock. In the agreement, we guaranteed that the 30-day average closing price, related to approximately 64%, 18% and 18% of the shares we issued, would be $65.64 per share on July 31, 2003 and $68.50 per share on July 31, 2004 and July 31, 2005, respectively. This guarantee only applied to shares that continued to be held by AOL at the end of each respective guarantee period. At December 31, 2002, we had recorded a total of $219.5 million of distribution obligation. The distribution obligation represented the fair market value of approximately 3.9 million shares of our common stock issued upon entering the agreement and the guarantee of the stock. The difference between the total guaranteed amount and the liability recorded was being recorded as other expense over the term of the agreement. In connection with the guarantee, we established a $90.0 million letter of credit and were required to pledge an amount equal to the outstanding portion of the letter of credit. As of December 31, 2002, the cash pledged was classified as restricted cash on the balance sheet. This letter of credit could have been drawn against by AOL in the event that our 30-day average closing price is less than $65.64 on July 31, 2003. The aggregate amount of cash payments we would have been required to make in performing under this agreement was limited to $90.0 million. Any additional obligation to AOL could have been paid in cash or our common stock at our discretion. If the amount we were required to pay AOL at July 31, 2003 exceeded $90.0 million, the distribution agreement with AOL would expire.

     In October 2001, we filed a demand for arbitration with AOL relating to the distribution agreement. Our complaint claimed that AOL has breached the distribution agreement by failing to meet its contractual obligations to build 18 specific promotions for us and to deliver guaranteed Homestore impressions to AOL users. We also claimed that AOL breached the duty of good faith and fair dealing in the contract by disregarding its contractual commitments. We also claimed that AOL’s conduct violated the contractual guarantees of exclusivity, premier partnership and prominent partnership for us. In the arbitration, we sought a declaration that AOL breached the distribution agreement; that we may terminate or rescind the contract and receive damages and other appropriate relief; that we may terminate the contract without AOL having any right to the $90.0 million letter of credit issued in favor of AOL in connection with the distribution agreement; and that we would have no further obligations under the distribution agreement. An arbitration hearing was held in mid-July 2002 and we submitted our proposed findings of fact and conclusions of law to the arbitration panel in September 2002.

     On January 9, 2003, we entered into a new marketing agreement with AOL that terminated our obligation under the old agreement and settled the arbitration. As part of the new marketing agreement, which continues through June 2004, we have the exclusive right to provide AOL with real estate listings, and AOL members also will retain access to a wide array of our professional content. AOL will offer increased promotion and more prominent integration of our content in a redesigned real estate area on the AOL service. The parties will continue to share advertising revenue in certain home-related categories. We will pay AOL $7.5 million in cash to terminate the previous agreement and also will allow AOL to fully draw down on an existing $90.0 million letter of credit secured by restricted cash on our balance sheet. Termination of the previous agreement also eliminates our responsibility to provide AOL with an additional “make-whole” payment in July 2003 which would have been approximately $57.0 million, payable in cash or stock. Transfer restrictions relating to the approximately 3.9 million shares of our common stock issued to AOL under the previous agreement also have been removed. Over the term of the new agreement, we will make quarterly cash payments of $3.75 million, in six equal installments beginning January, 2003 and ending April, 2004.

Recent Accounting Developments

     In June 2001 the FASB, issued SFAS Nos. 141 and 142, “Business Combinations” and “Goodwill and Other Intangible Assets,” respectively. SFAS No. 141 replaces APB Opinion No. 16, “Business Combinations.” It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill and other intangible assets with indefinite useful lives from an amortization method to an impairment-only approach. Under SFAS No. 142, goodwill will be tested upon implementation of the standard, annually and whenever events or circumstances occur indicating that goodwill might be impaired. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001.

     We adopted SFAS No. 142 in January 2002, accordingly amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 has ceased, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under SFAS No. 141 have been reclassified to goodwill. In connection with the adoption of SFAS No. 142, we performed a transitional goodwill impairment assessment in the first quarter of 2002 and determined that there is no impairment as a result of the adoption of this standard.

     In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We have no asset retirement obligations and therefore believe there will be no impact upon adoption of SFAS No. 143.

     In January 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was issued in October 2001. The FASB’s new rules on asset impairment supersede SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and portions of APB Opinion No. 30, “Reporting the Results of Operations.” SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. SFAS No. 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity, and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS No. 144 in the first quarter of 2002 did not have an impact on our financial position, results of operations or cash flows, except for the classification of the disposition of the ConsumerInfo division as a discontinued operation included elsewhere in this Form 10-K.

     In February 2002, the EITF issued EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” This consensus requires companies to report certain consideration given by a vendor to a customer as a reduction in revenue. Upon adoption, companies are required to retroactively reclassify such amounts in previously issued financial statements to comply with the income statement display requirements of the consensus. We adopted this consensus early and the effect on the years ended December 31, 2001 and 2000 was to reduce previously reported revenue and expense by $4.7 million and $7.2 million, respectively, with no effect on net loss or net loss per share.

     In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires the liability for a disposal obligation to be recognized and measured at its fair value when the entity ceases using the leased property in operations. The FASB decided the same approach should apply for similar disposal obligations associated with other preexisting firmly committed contracts. Additionally, SFAS No. 146 would require severance pay in many cases to be recognized over time rather than up front. If the benefit arrangement requires employees to render future service beyond a defined minimum retention period, a liability should be recognized as employees render service over the future service period. If the benefit arrangement does not require employees to render future service beyond the minimum retention period, a liability should be recognized at the date the termination is communicated to employees. SFAS No. 146 is effective for disposal activities initiated after December 31, 2002. The FASB’s new rules on liabilities for disposal obligations reconsiders the guidance in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and addresses the issue separately from the scope of SFAS No. 144. This statement is not expected to have a material impact on us.

     On December 31, 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of and requires prominent disclosure about the effects on reported net income of a company’s accounting policy decisions with respect to stock-based employee compensation. In addition, this statement amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. SFAS No. 148 is effective for financial statements for fiscal years ending after

December 15, 2002. The disclosure requirements for interim financial statements containing condensed consolidated financial statements are effective for interim periods beginning after December 15, 2002. We do not intend on adopting the fair value method of accounting for stock-based compensation of SFAS 123 and accordingly SFAS 148 is not expected to have a material impact on our financial position, results of operations or cash flows.

     In December 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Management is currently evaluating the impact of recognizing such liabilities on the Company’s consolidated financial position and results of operations. FIN 45 also contains disclosure provisions surrounding existing guarantees, which are effective for financial statements of interim or annual periods ending after December 15, 2002.

     In January 2003, the Emerging Issues Task Force issued Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF No. 00-21). This consensus addresses certain aspects of accounting by a vendor of arrangements under which it will perform multiple revenue-generating activities, specifically, how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or entities may elect to report the change in accounting as a cumulative-effect adjustment in accordance with Opinion 20 and Statement 3, with early application of this consensus permitted. We are currently evaluating the impact this consensus will have on its financial statements.